SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): October 13, 2000

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                                 FuelNation Inc.
             (Exact name of registrant as specified in its charter)



           Florida                      1-12350                  65-0827283
(State or other jurisdiction of  (Commission file number)     (I.R.S. employer
incorporation or organization)                               identification no.)



   1700 North Dixie Highway
          Suite 125                                                33432
     Boca Raton, Florida                                         (Zip code)
    (Address of principal
      executive offices)


       Registrant's telephone number, including area code: 1-561-391-5883

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Item 1.  Changes in Control.

      Pursuant to a Share Sale and Contribution Agreement ("the Agreement") dated as of September 14, 2000, among Triad Petroleum LLC, a Florida limited liability company ("Triad"), FuelNation Inc. (f.k.a. Regenesis Holdings Inc., the "Company") and Russell Adler, the former Chairman of the Company's Board of Directors and the former "beneficial owner", as defined in Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 25.1% of the outstanding common stock of the Company, Triad was granted a contractual right to acquire 96% of the voting equity of the Company through the issuance by the Company to Triad of a combination of common and convertible preferred shares. In consideration thereof, Triad agreed to assign its exclusive 50 year license and distribution rights under a Technology License and Marketing Agreement ("Technology License Agreement") with E Mation.Com LLC (an affiliate of Triad) ("E Mation") which provides for the exclusive rights to make, market and sell products and services using E Mation's proprietary technology which integrates the business operations for both wholesale distribution and retail sale of fuel. The transaction closed on October 13, 2000.

      Upon closing of the Triad transaction, the Company issued to Triad 94,000,000 shares of common stock and 5,000,000 shares of a newly designated series of its convertible preferred stock, the Class D Convertible Preferred Stock (the "Series D Preferred") approximating, in the aggregate, 96% of the voting equity of the Company. Each share of new Series D Preferred converts into ten shares of common stock and has the right to participate in all voting and dividend rights of the common shareholders on an as-converted basis. Consequently, the total number of shares issued by the Company to Triad, on a common stock equivalent basis, is approximately 144,000,000 shares. As a result of such issuance, Triad has sufficient voting power to control the outcome of all corporate matters submitted to the vote of the Company's shareholders. Those matters could include the election of directors, changes in the size and composition of the Board of Directors, the qualification and appointment of officers of the Company, and mergers and other business combinations involving the Company. In addition, because of Triad's potential control of the Board of Directors through its voting power, Triad may be able to control certain important Company decisions, including decisions with respect to the Company's dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities) and the acquisition or disposition of assets by the Company. Such concentration of voting power could have the effect of delaying or preventing a change in control of the Company and may affect the market price of the Company's Common Stock.

      On October 23, 2000, the Company filed with the Securities and Exchange Commission (the "Commission") a preliminary shareholder consent solicitation statement on Schedule 14A (the "Consent Solicitation Statement"). Upon completion of the applicable review period provided for under Section 14 of the Exchange Act, the Company intends to solicit the consent of its shareholders to
(i) authorize an amendment to the Company's Articles of Incorporation increasing the Company's authorized shares of common stock from 100,000,000 to 350,000,000 and increasing the Company's authorized shares of preferred stock from 10,000,000 to 20,000,000 (the "Capital Stock

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Amendment") and (ii) elect Christopher R. Salmonson and Robert L. Simmons, each controlling persons of Triad, and Triad designee Shaikh Isa Mohammed Isa Al Khaifa, to the Company's Board of Directors (the "Election of Directors"). Triad has indicated its intention to deliver its consent to each of the Capital Stock Amendment and the Election of Directors.

      In connection with the closing of the Triad transaction, the Company's previous Chairman of the Board of Directors, Chief Executive Officer and President and its Chief Financial Officer, both of whom are currently Directors of the Company, have resigned their respective positions as officers of the Company and have executed releases in favor of the Company waiving all of their rights and interests to all amounts due from the Company (such amounts consisting of accrued payroll and loans and advances made by such persons to the Company). In addition, each of Russell Adler, Edwin Ruh and Joel Brownstein have agreed, upon written request of Triad, to resign their respective positions as members of the Company's Board of Directors.

Item 7. Index of Exhibits

      10.19 Share Sale and Contribution Agreement, dated as of September 14, 2000, and related side letter thereto, by and among Regenesis Holdings, Inc., Russell Adler for Himself and his Nominees, and Triad Petroleum LLC, incorporated by this reference to Exhibit 10.19 to the Company's 10-QSB for the period ended June 30, 2000, filed with the Securities and Exchange Commission on September 22, 2000.

      99 Press Release of the Company, dated October 14, 2000 (filed herewith).